UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM 8-K
_______________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 28, 2013
_______________________
TIVO INC.
(Exact name of registrant as specified in its charter)
_______________________

Delaware	000-27141	77-0463167
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2160 Gold Street,
Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (408)519-9100

(Former name or former address, if changed since last report.)
_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 28, 2013, TiVo Inc. (the “Company”) adopted its Fiscal Year 2014 Bonus Plan For Executive Officers. The Fiscal Year 2014 Bonus Plan For Executive Officers provides for specified incentive compensation for the Company's executive officers. Under the Fiscal Year 2014 Bonus Plan For Executive Officers, cash bonuses, if any, will be based on the Company's achievement of specified corporate goals and individual achievement of specified departmental and individual goals by the end of the Company's fiscal year ending January 31, 2014, as determined by the Compensation Committee and/or the Board of Directors. A summary of the Fiscal Year 2014 Bonus Plan For Executive Officers is attached hereto as Exhibit 10.1 and incorporated herein by reference.
On March 28, 2013, in recognition of the Company's successful resolution of its litigation with Verizon Communications, Inc. and in lieu of a new stock or cash bonus similar to what the Board has done in connection with past significant litigation successes, the Board approved the amendment of the Company's Chief Executive Officer's fiscal year 2010 and 2012 restricted stock unit and restricted stock grants, respectively, which consisted of 240,000 and 74,250 shares of Company common stock, respectively, and were subject to a risk of forfeiture unless the Company's per share closing trading price exceeded a pre-determined stock price for 30 consecutive trading days prior to January 31, 2014 and January 31, 2015, respectively. The amendment increases the performance target for the fiscal year 2012 restricted stock grant to match the same pre-determined stock price as the fiscal year 2010 restricted stock unit grant and extends the time period within which the performance goal must be achieved under each grant until January 31, 2018. In addition, the Board amended the Chief Executive Officer's fiscal year 2010, 2012, and 2014 performance share grants such that these performance grants would not immediately vest upon early achievement of the performance goals, but instead such performance shares would convert into time-based vesting shares, such that the fiscal year 2010 and 2012 grants would time-vest through January 31, 2018, and the fiscal year 2014 performance stock grant, in such event, would convert to time-based vesting to match the other time-based vesting shares in the same grant.
On April 1, 2013, the Compensation Committee approved an increase in the base salary of Matthew Zinn, TiVo's Senior Vice President, General Counsel, Chief Privacy Officer and Corporate Secretary to $450,000 per year. On April 1, 2013, Mr. Zinn was also awarded 100,250 shares of restricted stock, of which 75% shall vest in three equal annual installments over the next three years with the remaining 25% set to vest upon the attainment of either pre-determined stock price or Adjusted EBITDA targets during the next four years. Mr. Zinn will also be entitled to annual equity awards in the amounts of 110,375 and 120,000 shares of restricted stock to be awarded in fiscal years 2015 and 2016, respectively. Each of the fiscal years 2015 and 2016 awards will also have both time-based and performance-based vesting, with the actual award mix and goals for such future awards to be determined on the fiscal year 2015 and 2016 grant dates. In the event of a change in control of the Company, Mr. Zinn's performance-vesting awards will convert to time-based vesting under the same terms as his other time-based vesting grants, based on Mr. Zinn's continued service to the Company. Upon a qualifying termination in connection with a change in control as specified in Mr. Zinn's change in control agreement, Mr. Zinn will be entitled to accelerated vesting of all these time- and performance-based grants that have been granted and will be entitled to a cash payment equal to the value of any of the awards of shares of restricted stock that, as of the date of such qualifying termination, have not been granted.
On April 1, 2013, the Compensation Committee approved the award mix and goals for fiscal year 2014 equity awards as set forth below with the time-based vesting set to vest in three equal installments over three years from the date of grant (with the exception of Dan Phillips' grant, of which the time-based vesting portion shall be fully vested by November 2015, and Naveen Chopra's Promotion Award, of which the time-based vesting shall vest in equal bi-annual installments over three years) and the performance-based vesting set to vest upon the attainment of either a pre-determined stock price or Adjusted EBITDA targets during the four year period commencing on the date of grant.

Officer	Fiscal Year 2014 Restricted Stock Awards	Mix of Time-Based/Performance-Based Vesting
Thomas Rogers, President and CEO	550,000	50/50%
Naveen Chopra, CFO	175,000 (Promotion Award)	100/0%
	100,250	75/25%
Dan Phillips, COO	125,000	60/40%
Matthew Zinn, SVP, GC	100,250	75/25%
Jeffrey Klugman, EVP	100,250	75/25%
On April 1, 2013, the Compensation Committee additionally approved a one-time cash payment to Mr. Klugman, the Company's EVP, Products and Revenue, in the amount of $75,000 in reward for his significant contributions during fiscal year 2013 to the Company's product acquisition and integration efforts.

Item 9.01.     Financial Statements and Exhibits.
(d)

Exhibit Number	Description
10.1	Summary of TiVo Inc. Fiscal Year 2014 Bonus Plan For Executive Officers

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TIVO INC.

Date: April 3, 2013	By:	/s/ Naveen Chopra
Naveen Chopra
Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit Number	Description
10.1	Summary of TiVo Inc. Fiscal Year 2014 Bonus Plan For Executive Officers